Exhibit 10.1
DATED     19, October 2010

(1)           NEOMEDIA TECHNOLOGIES INC.

(2)           IAIN McCREADY

COMPROMISE AGREEMENT Without Prejudice and Subject to Contract

THIS AGREEMENT is made the 19th day of October 2010

BETWEEN:

(1)	NEOMEDIA TECHNOLOGIES INC., a Delaware corporation whose office is at Two Concourse Parkway, Suite 500, Atlanta, Georgia USA (the "Company"); and

(2)	IAIN McCREADY of 7 Upper Coltbridge Terrace, Edinburgh, EH12 6AD United Kingdom (the "Employee")

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement and in the accompanying schedules (unless otherwise stated):

"Certificate"	means the certificate at Schedule 1 of this Agreement to be signed and dated by the Solicitor;

"Employment"	means the Employee's employment by the Company and/or any Group Company;

"Employment Contract"	means the Employment Agreement dated 10 June 2008 between the Company and the Employee, as amended;

"Group"
means the Company and any holding or subsidiary company of the Company and any holding or subsidiary company of such companies (as those terms are defined in the Companies Act 2006) and any other company which the Company or any such holding or subsidiary of the Company is a holder of more than 25% of the issued equity share capital (as defined in s.1159 of the Companies Act 2006);

"Group Company"	means any member of the Group;

"Solicitor"	means Angus McPherson of Drummond Miller LLP, Moray Place Office, 31/32 Moray Place, Edinburgh EH3 6BZ;

"Statutory Claims"
means any claim referred to in the Sex Discrimination Act 1975; the Equal Pay Act 1970; the Health and Safety at Work Act 1974; the Race Relations Act 1976; the Trade Union and Labour Relations (Consolidation) Act 1992; the Disability Discrimination Act 1995; the Employment Rights Act 1996; the National Minimum Wage Act 1998; the Working Time Regulations 1998; the Public Interest Disclosure Act 1998; the Data Protection Act 1998; the Trans-national information and Consultation of Employees Regulations 1999; the Maternity and Parental Leave Regulations 1999; the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000; the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002; the Employment Equality (Religion or Belief) Regulations 2003; the Employment Equality (Sexual Orientation) Regulations 2003; the Employment Act 2002; the Employment Act 2002 (Dispute Resolution) Regulations 2004; the Protection from Harassment Act 1997; the Transfer of Undertakings (Protection of Employment) Regulations 2006; the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; the Employment Equality (Age) Regulations 2006; the Equality  Act 2010 and any claims from which an employee may contract out by means of a statutory compromise agreement;

"TerminationDate"	means 8 October 2010.

2.	TERMINATION OF EMPLOYMENT

2.1
The Employment terminated by mutual consent on the Termination Date. All payments, benefits or entitlements of any nature (whether contractual, discretionary or otherwise) shall cease on the Termination Date, save as specified in this Agreement.

3.	RESIGNATION OF DIRECTORSHIPS

3.1
The Employee shall forthwith from the Termination Date resign immediately from his directorships of the Company and the Supervisory Board for NeoMedia Europe AG by separate letters in the form set out in Schedule 2 to this Agreement and shall resign immediately from any other office, trusteeship or position that he holds in or on behalf of the Company or any Group Company.

3.2
The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee) the full benefit of the provisions of this clause 3.

4.	ACCRUED SUMS AND EXPENSES

4.1
The Company will pay the Employee £6,153.84 for 10 untaken days’ holiday, accrued up to the Termination Date. Payment will be made through the Company's payroll on the usual pay day. It will be subject to deductions for tax and national insurance and the Company has provided the Employee's contractual benefits up to the Termination Date.

4.2	The Company will pay the Employee £76.38 in respect of the Employee's claimed expenses up to the Termination Date.

4.3
Given the Employee was absent from work on grounds of ill health up to the Termination Date, the Company will pay the Employee £94.98 in respect of 8 days’ accrued sick pay.  The Employee agrees this comprises his full entitlement to outstanding salary.

4.4	The Company will pay the Employee a pro-rated sum of £131.08 in respect of a monthly allowance for the period 1 October - 8 October 2010, less tax and NIC deductions.

5.	THE EMPLOYEE'S CLAIMS

5.1
In the circumstances, the Employee hereby alleges and/or confirms that the Employee and/or the legal advisers of the Employee that, in addition to common law and contractual claims, he has or will have the following statutory claims arising from his Employment and/or its termination:

(a)
the right not to suffer unauthorised deductions from wages (s3), the right to a written statement of reasons for dismissal (s92), the right to a statutory redundancy payment (s35), the right to protection from suffering a detriment in employment (part V) and the right not to be unfairly dismissed under part X of the Employment Rights Act 1996;

(b)	complaints in respect of the right to be accompanied or accompanying or seeking to accompany a colleague under section 12 of the Employment Relations Act 1999;

(c)	breaches of the rights under sections 11, 18, 20(1)(a) or 24 of the National Minimum Wage Act 1998;

(d)	complaints under Regulation 30 of the Working Time Regulations 1998;

(e)	breach of the Public Interest Disclosure Act 1998 and section 103A of the Employment Rights Act 1996;

(f)	discrimination, harassment and victimisation on grounds of age under regulation 36 of the Employment Equality (Age) Regulations 2006;

(g)	any other claims relating to the Employment or its termination that could be brought under English law.

6.	WARRANTY IN RELATION TO STATUTORY CLAIMS

6.1
The Employee warrants that he has instructed the Solicitor to advise on whether he has or may have any Statutory Claims against the Company, any Group Company or any of its or their officers or employees arising out of or in connection with the Employment or the termination of the Employment and he has provided the Solicitor with all relevant information to enable the Solicitor to advise on whether he has or may have any such Statutory Claims.

6.2
The Employee further warrants that, having received the Solicitor's advice, he has those statutory claims referred to in clause 5 and no other Statutory Claims against the Company, any Group Company or its or their officers or employees, and that he is not aware of any facts or circumstances which may give rise to any other claims against the Company, any Group Company or any of its or their officers or employees.

7.	PAYMENTS

7.1
Subject to the Solicitor providing the Certificate and to the Employee complying in full with his obligations under this Agreement, the Company will, without any admission of liability and in reliance and conditional upon the matters referred to in clauses 5, 6 and 11 pay to the Employee £33,333.33 as compensation for termination of the Employment (the “Compensation Sum”).

7.2
Subject to the conditions referred to in 7.1 being satisfied payment of the sums referred to in this clause will be made after the Employee's P45 has been issued and in three equal tranches on the following dates:

(a)	£ 11,111.11 to be paid on 31 October 2010;

(b)	£ 11,111.11 to be paid on 31 November 2010; and

(c)	£ 11,111.11 to be paid on 31 December 2010.

7.3
The Employee will be responsible for the payment of any tax and employees' national insurance contributions that may become due in respect of the Compensation Sum over and above the sums deducted by the Company under clause 7.4.  The Employee agrees to indemnify the Company and any other Group Company and to keep the Company and any other Group Company indemnified on a continuing basis against all liabilities to taxation (including any interest, penalties, reasonable costs and expenses) which the Company and any other Group Company may incur in respect of the Compensation Sum or other payment or benefit made under the Agreement including under clause 15.2, save in relation to the sums deducted by the Company under clause 7.4.

7.4
The Company gives no warranty as to the tax and national insurance treatment of any payments or benefits made available to the Employee under this Agreement, but believes that, in the circumstances of the termination of the Employment, the first £30,000 of the Compensation Sum may be paid free of tax pursuant to section 401 of the Income Tax (Earnings and Pensions) Act 2003 and that no charge to tax arises under section 225 of the Income Tax (Earnings and Pensions) Act 2003 by virtue of the undertakings given by the Employee in clause 11 of the Agreement having regard to Inland Revenue Statement of Practice SP 3/96. The Company will deduct basic rate tax and NIC deductions due from the balance of the Compensation Sum and will account to the Revenue for those deductions.

8.	SHARE OPTIONS

8.1
The Employee currently holds options to acquire 509,375 shares of common stock in the Company which under clause 5.1 of the relevant stock option agreements will remain exercisable, to the extent vested, for 3 months following the Termination Date following which they will lapse.  As at the Termination Date, these options will have vested as to 359,375 shares (the “Vested Options”) and will be unvested as to 150,000 shares (the “Unvested Options”).  The Company and Employee agree that clause 5.1 of the stock option agreements will be varied so that the Vested Options shall remain exercisable up to and including the date of the first anniversary of this agreement, following which they shall lapse. In all other respects, the Vested Options will continue to be subject to the Company's 2003 Stock Option Plan and the relevant stock option agreements including, without limitation, clause 5.6 ("detrimental conduct") and any provisions that would cause the options to lapse earlier than the date set out in clause 5.1 (for example on a Change in Control).  For the avoidance of doubt the Unvested Options shall automatically lapse on the Termination Date.

8.2
The Employee will be responsible for the payment of any tax and employees' national insurance contributions that may become due in respect of any options exercised under Clause 8.1.  The Employee agrees to indemnify the Company and any other Group Company and to keep the Company and any other Group Company indemnified on a continuing basis against all liabilities to taxation (including any interest, penalties, reasonable costs and expenses) which the Company and any other Group Company may incur in respect of options exercised under Clause 8.1 or shares acquired on exercise of those options.

9.	LEGAL COSTS

9.1	The Company will make a contribution towards the reasonable legal costs incurred by the Employee in taking advice on the terms of this Compromise Agreement, up to a maximum of £500 (plus VAT).

9.2
Payment of this sum will be made directly to the Employee's solicitors within 14 days of the Company receiving a copy of an invoice addressed to the Employee, showing the fees due and marked as being payable by the Company.

10.	GENERAL WARRANTIES

The Employee warrants that:

10.1	he has not committed any breach of duty (including fiduciary duty) owed to the Company or any other Group Company;

10.2	he has not done or omitted to do anything which:

(a)	had the Company been aware of it, would have entitled the Company to terminate his Employment summarily and without compensation (if the Employee had still been employed); or

(b)	had it been done after the date of this Agreement would be in breach of the terms of this Agreement;

10.3
he is not employed or doing any work in any capacity, he is not in discussions which are likely to lead to employment or engagement in any capacity and he has not received an offer to do any work, in any capacity;

10.4
he is not aware of any grounds on which he may make (or, to the best of his knowledge, any other employee of the Company or any Group Company is intending to make) a "protected disclosure" or a "qualifying disclosure" within the meaning of Part IVA of the Employment Rights Act 1996 in relation to the Company or any Group Company; and

10.5
he is not aware of any circumstances or symptoms that may give rise to a claim by him against the Company of any Group Company for personal injury or industrial disease or in respect of accrued pension rights.

11.	SETTLEMENT

11.1
The Employee accepts the terms of this Agreement in full and final settlement of all and any claims, demands, costs and expenses or rights of action of any kind whether past, present or future and whether contemplated or not that he has or may have against the Company, or any other Group Company, or any of its or their respective officers and employees and agents relating directly or indirectly to the statutory claims alleged in clause 5, his Employment, the Service Agreement, directorship or other office, the termination of any of them or any other matter, including any common law, contractual, tortious or Statutory Claims or any claim under European law as well as any past, present or future claims related to the Incentive Bonus Compensation or the Sale Bonus schemes as defined in the Employment Contract or any other bonus, commission, payment or other such entitlement relating to the Employment and/or any relevant alleged entitlements arising out of such arrangements whether contractual or non contractual and/or howsoever agreed and/or any claims related to D & O insurance coverage which was applied for the Employee from time to time  (but excluding any claim or other right of action which, if included in this clause 11.1 would render this clause void (whether in whole or in part).

11.2	The Employee accepts that the Company is entering into this settlement for the benefit of itself and, as trustee for each other person referred to in this clause, other than the Employee.

11.3
Clause 11.1 shall have effect irrespective of whether or not the Employee is or could be aware of such claims, costs and expenses or rights of action at the date of this Agreement and irrespective of whether or not such claims, costs, expenses or rights of action are in the express contemplation of the Company and any Group Company or their respective officers, employees or agents and the Employee at the date of this Agreement (including claims, costs, expenses or rights of action of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of the commencement of new legislation or the development of the common law).

11.4	The Employee agrees not to institute or pursue any claim in respect of any matter referred to in clause 5, any other Statutory Claim or any other claim referred to in clause 11.1.

11.5
It is a condition of the payment of any sum under this Agreement that no proceedings in any Employment Tribunal, High Court, County Court or any other court of competent jurisdiction or arbitration proceedings have been or will be brought by the Employee against the Company or any other Group Company or any of their respective officers or employees or agents (other than in relation to any accrued pension entitlement or personal injury or to enforce the terms of this Agreement). If the Employee brings any claim (without prejudice to any other rights or remedies available to the Company), the sums under this Agreement shall immediately become repayable to the Company as a debt together with all costs (including legal fees) reasonably incurred by the Company in recovering the sums under this Agreement and/or in relation to any claim so issued.

12.	CONFIDENTIALITY

12.1	The Employee reaffirms that he will comply with his ongoing obligations of confidentiality to the Company and to the other Group Companies after the Termination Date.

12.2
As part of his ongoing obligations of confidentiality to the Company the Employee reaffirms that he will keep confidential and will procure that his spouse or partner will keep confidential the existence and terms of this Agreement except for the purposes of:

(a)	obtaining legal advice in relation to it;

(b)	complying with disclosure obligations to the proper authorities as required by law including Form 8K and Form 4 to be filed with the US Securities and Exchange Commission;

(c)	making truthful statements to any actual or prospective employer that his Employment terminated by agreement with the Company on terms which remain confidential; and

(d)	disclosing the same to his spouse or partner providing that he imposes upon her a like condition of confidentiality.

12.3	The Employee will and will procure that his spouse or partner will:

(a)	refrain from making any comment to any person about the circumstances, discussions or negotiations leading to the termination of his Employment with the Company; and

(b)	not make or publish or cause to be made or published to anyone any disparaging remarks about the Company or any other Group Company or its or their respective officers, employees or agents.

12.4	The Employee warrants that he has not made any statement or taken any steps prior to the date of this Agreement which would constitute a breach of this clause 12 if it had occurred after the date of this Agreement.

13.	POST-TERMINATION RESTRICTIONS

13.1
The Employee reaffirms that he remains bound by and will comply with the express and implied terms of the Employment Contract which are expressed to take effect on or after the Termination Date, including but not limited to clause 4 save that the Non-Compete Period referred to in clause 4(a)(iv) of the Employment Contract shall be reduced to 3 months (the “Reduced Non-Compete Period”).

13.2
The Employee agrees that the restrictions contained in clause 4 of the Employment Contract are reasonable and necessary to protect the legitimate business interests of the Company and other Group Companies.

13.3
The Employee agrees that if he receives any offer of employment or other work, during the Reduced Non-Compete Period, he will give the person offering the employment or other work a copy of the Employment Contract.

14.	REFERENCE

14.1
If asked to provide a written reference for the Employee the Company will provide a reference in the terms set out in Schedule 3 subject to any legal or regulatory obligations owed by the Company from time to time and to any further information coming to the attention of the Company which it considers should be included in the reference and to the right of the Company not to include any statement which is misleading or false.

15.	RETURN OF COMPANY PROPERTY

15.1	On or before the Termination Date the Employee will:

(a)
return to the Company in good condition all books, documents, papers, discs, tapes, data (including copies, summaries and extracts, held in any form, including electronically), material, credit cards, keys, security cards or other property of or relating to the Company or any other Group Company and any of their respective clients and suppliers which the Employee has in his possession or which is under the Employee's control;

(b)
remove all and any Company or Group Company information, whether this comprises confidential information or not, or whether it is information belonging to or obtained from or prepared for the Company or any other Group Company or any of its or their respective customers, clients, investors or advisers, both from the Company’s mobile telephone and laptop, it being agreed that he is entitled to retain ownership of both such devices and that he, on the date of this Agreement or before provide the Company with an image of his laptop hard drive; and

(c)	hereby provide a written undertaking that he will immediately return any such property which subsequently comes into the Employee's possession or control in the future.

15.2
The parties agree that in respect of the laptop and mobile phone, no income tax or national insurance contributions should be payable in respect of the transfer of ownership, pursuant to Chapter 3 of Part 6 of the Income tax (Earnings and Pensions) Act 2003.  However, the Employee agrees to indemnify the Company and any other Group Company and to keep the Company and any other Group Company indemnified on a continuing basis against all liabilities to taxation (including any interest, penalties, reasonable costs and expenses) which the Company and any other Group Company may incur in respect of the transfer of laptop and mobile phone.

16.	THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

16.1
Pursuant to the Contract (Rights of Third Parties) Act 1999, s.1(1)(a) and s.1(6) the Company's officers and employees and each Group Company and their respective officers and employees are expressly provided with the right to enforce the waiver given by the Employee pursuant to clause 11 together with the right to enforce the benefit of all other clauses in this Agreement conferring rights on third parties.

16.2
The consent of a third party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred in this Agreement on that third party.

17.	STATUTORY COMPROMISE

17.1	This Agreement complies with the requirements of:

(a)	the Sex Discrimination Act 1975;

(b)	the Race Relations Act 1976;

(c)	the Trade Union and Labour Relations (Consolidation) Act 1992;

(d)	the Disability Discrimination Act 1995;

(e)	the Employment Rights Act 1996;

(f)	the National Minimum Wage Act 1998;

(g)	the Working Time Regulations 1998;

(h)	the Public Interest Disclosure Act 1998;

(i)	the Trans-national Information and Consultation of Employees Regulations 1999;

(j)	the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(k)	the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(l)	the Employment Equality (Sexual Orientation) Regulations 2003;

(m)	the Employment Equality (Religion and Belief) Regulations 2003;

(n)	the Employment Equality (Age) Regulations 2006;

(o)	the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(p)	the Employment Act 2002; and

(q)	the Equality Act 2010.

17.2
The Employee repeats the warranties given in clause 6 and confirms that he has received independent legal advice on the terms and effect of this Agreement, and in particular its effect on his ability to pursue his rights before an Employment Tribunal.

17.3	The legal advice has been given to the Employee by the Solicitor.

17.4
The Solicitor has confirmed to the Employee that there is in force a contract of insurance or an indemnity provided for members of a profession covering the risk of a claim against him and/or the firm in respect of loss arising from his advice to the Employee.

18.	ENTIRE AGREEMENT

18.1
The terms of this Agreement contain the entire understanding between the Employee and the Company and any other Group Company concerning the termination of the employment and office of the Employee and all related matters and supersedes and abrogates all (if any) other agreements, arrangements, representations or undertakings in such respect which shall be deemed terminated by mutual consent.

18.2	This Agreement, whilst marked "Without Prejudice and Subject to Contract" will be binding upon the parties upon completion.

19.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by the law of England and Wales and any dispute between the parties relating to it is subject to the exclusive jurisdiction of the courts of England and Wales.

Signed by	/s/ Michael W. Zima, CFO & Secretary
Michael W. Zima
on behalf of
NEOMEDIA TECHNOLOGIES INC.

Signed by	/s/ Iain A. McCready
IAIN McCREADY
in the presence of:

Name:	/s/ Anne Leyland Williams

Address:	32 Moray Place
Edinburgh
EH3 6BZ
19 October 2010